Exhibit 10.1

EXECUTION VERSION

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of August 2, 2015, is made and entered into by and between AXIS Capital Holdings Limited, a Bermuda exempted company (“Axis”) and PartnerRe Ltd., a Bermuda exempted company (“PRE” and, together with Axis, the “parties”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Amalgamation Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement are parties to that certain Agreement and Plan of Amalgamation, dated as of January 25, 2015, as subsequently amended on February 17, 2015, March 10, 2015, March 31, 2015, May 3, 2015 and July 15, 2015 (as amended, the “Amalgamation Agreement”) pursuant to which PRE and Axis would amalgamate and continue as a Bermuda exempted company (the “Amalgamation”);

WHEREAS, Section 7.1(a) of the Amalgamation Agreement provides that the Amalgamation Agreement may be terminated by mutual consent of Axis and PRE by action of their respective boards of directors;

WHEREAS, PRE and Axis have mutually agreed to terminate the Amalgamation Agreement;

WHEREAS, PRE and Axis have duly approved and adopted this Agreement; and

WHEREAS, immediately after the execution of this Agreement, PRE intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Exor N.V., a Dutch public limited liability company (naamloze vennootschap) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent, solely with respect to Sections 4.01 to 4.05, Section 6.13 and Section 9.13 of the Merger Agreement, EXOR S.p.A. whereby, among other things, Parent would acquire all outstanding PRE Common Shares for $137.50 per PRE Common Share.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows:

Section 1. Matters Related to the Termination of the Amalgamation Agreement.

(a) Termination. The parties hereto mutually agree that pursuant to Section 7.1(a) of the Amalgamation Agreement, the Amalgamation Agreement is hereby terminated, subject to Section 4(a) hereof, effective immediately upon the execution of this Agreement by each of the parties hereto (the “Termination”).

(b) No Further Obligations. Except with respect to the obligations of the parties set forth in the Confidentiality Agreement and Section 2 below, neither party shall have any further obligations to the other party under the Amalgamation Agreement or otherwise; and

from and after the effectiveness of this Agreement in accordance with Section 4(a) below, each party shall be free to conduct its business and affairs in the same manner as if the Amalgamated Agreement had not been executed.

(c) Destruction/Return of Evaluation Material. Each party hereto requests of the other party that (i) such other party and its Representatives (as defined in the Confidentiality Agreement) return or destroy all Evaluation Material (as defined in the Confidentiality Agreement) in accordance with Section 6 of the Confidentiality Agreement and (ii) an appropriate officer of the other party certifies such return or destruction of the Evaluation Material (as defined in the Confidentiality Agreement) in accordance with Section 6 of the Confidentiality Agreement.

Section 2. Termination Fees. In consideration of the Termination, PRE shall pay to Axis $315,000,000 by wire transfer in immediately available funds, such wire transfer to be initiated no later than 9:00 a.m. (New York Time) on August 3, 2015, to the account notified in writing by Axis to PRE prior to August 3, 2015 (the “Axis Account”).

Section 3. Mutual Release.

(a) To the fullest extent permitted by applicable law, PRE, on behalf of itself, its subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “PRE Parties”), hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges Axis and Axis’ subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “Axis Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such PRE Party had, has, or may have based upon, arising from, in connection with or relating to the Amalgamation Agreement, any agreement or instrument delivered in connection therewith or the transactions contemplated thereby; provided, however, that (i) no party shall be released from any breach of this Agreement or have its respective rights and obligations under this Agreement impaired, and (ii) notwithstanding the termination of the Amalgamation Agreement, the Confidentiality Agreement will continue in full force and effect in accordance with its terms, and no party to the Confidentiality Agreement shall be released from any actions or claims which may arise thereunder. Each PRE Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Axis Party based upon any matter released under this Section 3(a).

(b) To the fullest extent permitted by applicable law, each Axis Party, hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges each PRE Party from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Axis Party had, has, or may have based upon, arising from, in connection with or relating to the Amalgamation Agreement, any agreement or instrument delivered in connection therewith or the transactions contemplated thereby; provided, however, that (i) no party shall be released from any breach of this Agreement or have its respective rights and obligations under this Agreement impaired, (ii) nothing contained in this paragraph shall in any way affect or impair AXIS’ right to receive payment of the amount set forth in Section 2 of this Agreement, and (iii) notwithstanding the termination of the Amalgamation Agreement, the Confidentiality Agreement will continue in full force and effect in accordance with its terms, and no party to the Confidentiality Agreement shall be released from any actions or claims which may arise thereunder. Each Axis Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any PRE Party based upon any matter released under this Section 3(b).

(c) Representations and Warranties. Each of PRE and Axis hereby represents that the execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary corporate action and no other corporate proceedings by or on the part of it are necessary to authorize this Agreement or to perform its obligations hereunder; this Agreement has been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery hereof by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4. General Provisions.

(a) Effectiveness; Termination. This Agreement shall be deemed to be effective immediately upon the execution of this Agreement by the parties; provided, that, this Agreement shall automatically terminate and be of no further force and effect if the Merger Agreement is not duly executed by the parties thereto by 9.00 p.m. on August 2, 2015 (New York Time).

(b) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic-mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person (including any bankruptcy trustee) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties hereto other than those set forth or referred to herein or therein. Other than Section 3(a) and Section 3(b) of this Agreement, which are intended to benefit, and be enforceable by, the Axis Parties and PRE Parties, respectively, this Agreement is not intended to confer upon any person or entity not a party hereto (and their successors and assigns permitted by Section 4(c) of this Agreement) any rights or remedies hereunder.

(e) Governing Law. This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of New York with respect to contracts performed within that state.

(f) Consent to Jurisdiction; Venue. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 8.2 of the Amalgamation Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the date first written above.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ David Phillips
	Name:	David Phillips
	Title:	Executive Vice President and Chief Investment Officer

PARTNERRE LTD.

By:	/s/ David Zwiener
	Name:	David Zwiener
	Title:	President and Chief Executive Officer

[Signature Page to the Termination Agreement]